Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Red Robin Gourmet Burgers, Inc.:
We consent to the incorporation by reference in Registration Statement Nos. 333-174672, 333-100458, 333-125443, 333-143458, and 333-151512 on Form S-8 of Red Robin Gourmet Burgers, Inc. of our reports dated February 21, 2017, with respect to the consolidated balance sheets of Red Robin Gourmet Burgers, Inc. and subsidiaries as of December 25, 2016 and December 27, 2015, and the related consolidated statement of income, comprehensive income, stockholders’ equity, and cash flows for years then ended, and the effectiveness of internal control over financial reporting as of December 25, 2016, which reports appear in the December 25, 2016 annual report on Form 10-K of Red Robin Gourmet Burgers, Inc.
/s/ KPMG LLP
Denver, Colorado
February 21, 2017